As filed with the Securities and Exchange Commission on September 21, 2017

Registration No. 333-204635

Registration No. 333-204635-17

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3ASR REGISTRATION STATEMENT NO. 333-204635

FORM S-3ASR REGISTRATION STATEMENT NO. 333-204635-17

UNDER

THE SECURITIES ACT OF 1933

DUPONT FABROS TECHNOLOGY, INC.

(Digital Realty Trust, Inc., as successor by merger to DuPont Fabros Technology, Inc.)

DUPONT FABROS TECHNOLOGY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (DuPont Fabros Technology, Inc.)	20-8718331
Maryland (DuPont Fabros Technology, L.P.)	26-0559473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

(415) 738-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew P. Power

Chief Financial Officer

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

(415) 738-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service for

Digital Realty Trust, Inc. as successor by merger to DuPont Fabros Technology, Inc.)

Copy to:

Julian T.H. Kleindorfer

355 South Grand Avenue

Los Angeles, California 90071-1560

(213) 485-1234

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

DuPont Fabros Technology, Inc.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

DuPont Fabros Technology, L.P.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

DuPont Fabros Technology, Inc.:  ☐

DuPont Fabros Technology, L.P.:  ☐

ADDITIONAL GUARANTOR REGISTRANTS

Exact Name of Guarantor	State of Incorporation or Organization	I.R.S. Employer Identification No.
Grizzly Equity LLC	Delaware	20-5853814
Grizzly Ventures LLC	Delaware	20-4744993
Lemur Properties LLC	Delaware	54-2098843
Porpoise Ventures LLC	Delaware	20-3005320
Rhino Equity LLC	Delaware	26-0414185
Tarantula Interests LLC	Delaware	20-8495858
Tarantula Ventures LLC	Delaware	20-8495821
Whale Holdings LLC	Delaware	26-1962238
Whale Interests LLC	Delaware	Not applicable
Whale Ventures LLC	Delaware	20-0410841
Yak Management LLC	Delaware	26-1961985
Yak Interests LLC	Delaware	Not applicable
Xeres Management LLC	Delaware	26-1562612
Xeres Interests LLC	Delaware	26-1562666
Xeres Ventures LLC	Delaware	26-1562715
Fox Properties LLC	Delaware	26-1277267

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Registration No. 333-204635) filed by DuPont Fabros Technology, Inc. (the “Company”) and the Registration Statement on Form S-3 (Registration No. 333-204635-17) filed by DuPont Fabros Technology, L.P. (the “Operating Partnership” and, together with the Company, the “Registrants”) with the U.S. Securities and Exchange Commission (the “Commission”) on June 2, 2015 registering an indeterminate amount of shares of common stock, par value $0.001 per share, shares of preferred stock, par value $0.001 per share, depositary shares representing preferred stock, warrants and rights of the Company and an indeterminate amount of debt securities of the Operating Partnership (the “Registration Statements”).

Effective September 14, 2017, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, the Operating Partnership, Digital Realty Trust, Inc. (“DLR”), Penguins REIT Sub, LLC, a wholly owned subsidiary of DLR (“REIT Merger Sub”), Digital Realty Trust, L.P. (“DLR OP”), Penguins OP Sub 2, LLC, a wholly owned subsidiary of DLR OP (“Merger Sub GP”), and Penguins OP Sub, LLC, a subsidiary of DLR OP and Merger Sub GP (“Partnership Merger Sub”), (i) the Company merged with and into REIT Merger Sub, which was subsequently merged with and into DLR, with DLR continuing as the surviving entity and (ii) Partnership Merger Sub merged with and into the Operating Partnership, with the Operating Partnership surviving as a subsidiary of DLR OP and Merger Sub GP (collectively, the “Merger”).

As a result of the Merger, the Registrants have terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrants hereby terminate the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrants in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrants registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of September, 2017.

DIGITAL REALTY TRUST, INC., as successor by merger to DuPont Fabros Technology, Inc.

By:	/s/ Joshua A. Mills

Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary

DUPONT FABROS TECHNOLOGY, L.P.

By: Penguins OP Sub 2, LLC, its general partner
By: Digital Realty Trust, L.P., its sole member
By: Digital Realty Trust, Inc., its sole general partner

By:	/s/ Joshua A. Mills

Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.